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[PEABODY ENERGY GRAPHIC]                                          PEABODY ENERGY
                                                                    NEWS RELEASE

                                                                  CONTACT:
                                                                  Vic Svec
                                                                  (314) 342-7768




FOR IMMEDIATE RELEASE
---------------------
February 27, 2003

PEABODY ENERGY (NYSE: BTU) ANNOUNCES CASH TENDER OFFER FOR OUTSTANDING SENIOR NOTES AND SENIOR SUBORDINATED NOTES
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ST. LOUIS, Feb. 27 - Peabody Energy announced today that it is commencing a tender offer to purchase for cash any and all of its $317,098,000 outstanding principal amount of 8 7/8% Senior Notes due 2008 (CUSIP No. 963682AB2) and any and all of its $392,219,000 outstanding principal amount of 9 5/8% Senior Subordinated Notes due 2008 (CUSIP No. 963682AD8).
         The tender offer is being made pursuant to an offer to purchase dated Feb. 27, 2003, and related letter of transmittal, which more fully set forth the terms of the tender offer. The total consideration to be paid for each note validly tendered and accepted for payment prior to 5 p.m., New York City time, on March 12, 2003, will be 104.75% of the principal amount for the senior notes and 105.125% of the principal amount of the senior subordinated notes plus accrued and unpaid interest, up to but not including, the settlement date. The total consideration for each note tendered includes an early tender premium of 3.00% for notes tendered prior to 5 p.m., New York City time, on March 12, 2003. Holders that tender their notes after that time but prior to the expiration of the tender offer will receive 101.75% of the principal amount for the senior notes and 102.125% of the principal amount for the senior subordinated notes, validly tendered and accepted for payment plus accrued and unpaid interest, up to but not including, the payment date.
         The tender offer is scheduled to expire at 5 p.m., New York City time, on Thursday, March 27, 2003, unless extended. Tenders of notes made after 5 p.m., New York City time, on March 12, 2003, may be properly withdrawn at any time until the scheduled expiration. Tenders of notes made prior to 5 p.m., New York City time, on March 12, 2003, may not be properly withdrawn, unless the company reduces the tender offer consideration or the early tender premium or is otherwise required by law to permit withdrawal.

                                     -more-
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         The tender offer will be conditioned upon the consummation of a new
$600 million revolving credit facility and a new $600 million bank term loan, and issuance of other senior debt in the amount of $500 million. The company intends to use a portion of the net proceeds from these financings to fund the purchase of the senior notes and the senior subordinated notes in connection with this tender offer. If the tender offer is consummated, the company intends to call for redemption on May 15, 2003, in accordance with the applicable indenture, all notes that remain outstanding, at the redemption price of 104.438% of the principal amount with respect to the senior notes and at the redemption price of 104.813% of the principal amount with respect to the senior subordinated notes, plus interest accrued and unpaid up to but not including, the redemption date.
         Lehman Brothers Inc. is the dealer manager for the tender offer. Questions about the offer should be directed to Lehman Brothers Inc., by calling collect at (212) 528-7581 or toll-free at (800) 438-3242, attention: Emily Shanks. The information agent for the tender offer is D.F. King & Co. Inc. Requests for additional sets of the offer materials may be directed to D.F. King & Co. Inc., by calling collect at (212) 269-5550 or toll-free at (800) 967-7574.
         This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the offer to purchase and related letter of transmittal. In any jurisdiction where the laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of the company by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.
         Statements concerning the company's business expectations, intentions, plans and beliefs, together with other statements made in this press release that are not historical facts are "forward-looking statements" as that term is defined under the federal securities laws. All forward-looking statements are subject to the risks and uncertainties that could cause actual outcomes and results to differ materially from those expressed or suggested, including those described in the company's filings with the Securities and Exchange Commission.
         Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2002 sales of 198 million tons of coal and $2.7 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.